EXHIBIT 2.3

EXECUTION COPY

COMMITMENT AGREEMENT

OF

AMERICAN CAPITAL STRATEGIES, LTD.

Commitment Agreement, dated as of March 28, 2008 (this “Commitment Agreement”), by American Capital Strategies, Ltd., a Delaware corporation (“ACAS”), in favor of Merisel, Inc., a Delaware corporation (the “Company”).

1. LIMITED GUARANTEE.  To induce the Company to enter into an Agreement and Plan of Merger dated as of the date hereof (as amended, amended and restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among TU Holdings, Inc., a Delaware corporation (“Parent”), TU Merger, Inc., a wholly-owned subsidiary of Parent and a Delaware corporation (“Merger Sub”), and the Company, ACAS hereby unconditionally and irrevocably guarantees to the Company, the due and punctual observance, performance and discharge of any payment obligations of Parent with respect to the Reverse Termination Fee payable by Parent pursuant to Section 6.3(b) of the Merger Agreement (the “Obligations”); provided that in no event shall ACAS’s liability under this Commitment Agreement exceed $3,500,000 (the “Cap”). The parties agree that this Commitment Agreement may not be enforced without giving effect to the Cap.  The Company hereby agrees that in no event shall ACAS be required to pay any amount to the Company under, in respect of, or in connection with this Commitment Agreement or the Merger Agreement other than as expressly set forth herein.  All payments hereunder shall be made in lawful money of the United States, in immediately available funds.  Each capitalized term or other term used and not defined herein but defined in the Merger Agreement shall have the meaning ascribed to it in the Merger Agreement, except as otherwise provided.

2. NATURE OF GUARANTEE.  The Company shall not be obligated to file any claim relating to any Obligation in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Company to so file shall not affect the obligations of ACAS hereunder.  In the event that any payment to the Company in respect of any Obligation is rescinded or must otherwise be returned for any reason whatsoever, ACAS shall remain liable hereunder with respect to the Obligation as if such payment had not been made.  This Commitment Agreement is an unconditional guarantee of payment and not of collection.

3. CERTAIN WAIVERS.  ACAS agrees that the obligations of ACAS hereunder shall not be released or discharged, in whole or in part, or otherwise affected by (a) the failure of the Company to assert any claim or demand or to enforce any right or remedy against Parent; (b) any change in the time, place or manner of payment of any of the Obligations; (c) any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement or any other agreement evidencing, securing or otherwise executed in connection with any of the Obligations; (d) any change in the corporate existence, structure or ownership of Parent; (e) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or, (f) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate ACAS or sureties (other than pursuant to the Cap), in each case which may conflict with the terms of this Commitment Agreement; (g) the adequacy of any other means the Company may have of obtaining repayment of any of the Obligations; or (h) the existence of any claim or set-off which ACAS or any of its affiliates may have at any time against Parent, Merger Sub or the Company in connection with the Obligations or otherwise.  To the fullest extent permitted by law, ACAS hereby expressly waives any and all rights or defenses arising by reason of any law which would otherwise require any election of remedies by the Company.  ACAS waives promptness, diligence, notice of the acceptance of this Commitment Agreement and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of any Obligations incurred and all other notices of any kind (except for notices to be provided to Parent and its counsel in accordance with the Merger Agreement), all defenses which may be available by virtue of any valuation, stay, moratorium law or other similar law now or hereafter in effect, any right to require the marshalling of assets of Parent or any other person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally (other than fraud or willful misconduct by the Company or any of its subsidiaries, defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or breach by the Company of this Commitment Agreement).  ACAS acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Commitment Agreement are knowingly made in contemplation of such benefits.

The Company hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding or bring any other claim arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby, against any ACAS or Parent Affiliate (as defined below) except for claims against ACAS under this Commitment Agreement, and ACAS hereby covenants and agrees that it shall not institute, and shall cause its respective affiliates not to institute, any proceeding asserting that this Commitment Agreement is illegal, invalid or unenforceable in accordance with its terms, subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and general equitable principles (whether considered in a proceeding in equity or at law).

ACAS hereby unconditionally and irrevocably agrees not to exercise any rights that it may now have or hereafter acquire against Parent that arise from the existence, payment, performance, or enforcement of ACAS’s Obligations under or in respect of this Commitment Agreement or any other agreement in connection therewith, including, without limitation, any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Company against Parent or such other person, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including, without limitation, the right to take or receive from Parent, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until all of the Obligations and all other amounts payable under this Commitment Agreement shall have been paid in full in cash. If any amount shall be paid to ACAS in violation of the immediately preceding sentence at any time prior to the payment in full in cash of the Obligations and all other amounts payable under this Commitment Agreement, such amount shall be received and held in trust for the benefit of the Company, shall be segregated from other property and funds of ACAS and shall forthwith be paid or delivered to the Company in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations and all other amounts payable under this Commitment Agreement, in accordance with the terms of the Merger Agreement.

4. NO WAIVER; CUMULATIVE RIGHTS.  No failure on the part of the Company to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by the Company of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power.  Each and every right, remedy and power hereby granted to the Company or allowed it by law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by the Company at any time or from time to time.

5. REPRESENTATIONS AND WARRANTIES.  ACAS hereby represents and warrants that:

(a) the execution, delivery and performance of this Commitment Agreement have been duly authorized by all necessary action and do not contravene any provision of ACAS’s charter or bylaws or any law, regulation, rule, decree, order, judgment or contractual restriction binding on ACAS or its assets;

(b) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Commitment Agreement by ACAS have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Commitment Agreement;

(c) this Commitment Agreement constitutes a legal, valid and binding obligation of ACAS enforceable against ACAS in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors’ rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and

(d) ACAS has the financial capacity to pay and perform its obligations under this Commitment Agreement, and all funds necessary for ACAS to fulfill its Obligations under this Commitment Agreement shall be available to ACAS for so long as this Commitment Agreement shall remain in effect in accordance with Section 8 hereof.

6. ASSIGNMENT.  Neither ACAS nor the Company may assign their respective rights, interests or obligations hereunder to any other person (except by operation of law) without the prior written consent of the Company or ACAS, as the case may be.

7. NOTICES.  All notices and other communications hereunder shall be in writing and shall be given (a) on the date of delivery if delivered personally, (b) on the first business day following the date of dispatch if delivered by a nationally recognized next day courier service, (c) on the fifth business day following the date of mailing if delivered by registered or certified mail (postage prepaid, return receipt requested) or (d) if sent by facsimile transmission, when transmitted and receipt is confirmed. All notices to ACAS hereunder shall be delivered as set forth below or to such other address or facsimile number as ACAS shall have notified the Company in a written notice delivered to the Company in accordance with the Merger Agreement:

American Capital Strategies, Ltd.
2 Bethesda Metro Center, 14th Floor
Bethesda, MD  20814
Facsimile:  (301) 654-6714
Attention:  Compliance Officer

with separate copies (which shall not constitute notice) to:

O’Melveny & Myers LLP
Times Square Tower
7 Times Square
New York, NY  10036
Facsimile:  212-326-2061
Attention:  Gregory P. Patti, Jr., Esq.

All notices to the Company hereunder shall be addressed as set forth below or to such other address or facsimile number as the Company shall have notified to ACAS in a written notice delivered to ACAS in accordance with the Merger Agreement:

Merisel, Inc.
127 West 30th Street
New York, NY 10001
Facsimile:  (917) 351-5889
Attention:  Donald R. Uzzi

with separate copies (which shall not constitute notice) to:

Weil, Gotshal & Manges LLP
767 Fifth Avenue
New York, NY  10153
Facsimile:  212-310-8007
Attention:  Michael J. Aiello, Esq.

8. CONTINUING GUARANTEE.  This Commitment Agreement shall remain in full force and effect and shall be binding on ACAS, its successors and assigns until all of the Obligations and all amounts payable under this Commitment Agreement have been paid, observed, performed or satisfied in full.  Notwithstanding the foregoing, this Commitment Agreement shall terminate and ACAS shall have no further obligations under this Commitment Agreement as of the earliest to occur of (i) the Closing and the payment of the aggregate Merger Consideration, (ii) receipt in full by the Company or its affiliates of the payment obligations of Parent pursuant to Section 6.3(b) of the Merger Agreement, (iii) termination of the Merger Agreement pursuant to Section 6.1 thereof under circumstances that do not give rise to any payment obligations of Parent pursuant to Section 6.3(b) of the Merger Agreement and (iv) the one year anniversary of any other termination of the Merger Agreement in accordance with its terms, except as to a claim for payment of any Obligation presented by the Company to Parent, Merger Sub or ACAS on or prior to such one year anniversary; provided, that such claim shall set forth in reasonable detail the basis for such claim and ACAS shall not be required to pay any claim not submitted on or before the one year anniversary of such termination of the Merger Agreement.  Notwithstanding the foregoing, in the event that the Company or any of its affiliates asserts in any litigation or other proceeding that the provisions of Section 1 hereof limiting ACAS’s liability to the Cap or the provisions of this Section 8 or Section 9 hereof are illegal, invalid or unenforceable in whole or in part, or asserting any theory of liability against ACAS or any ACAS or Parent Affiliates with respect to the transactions contemplated by the Merger Agreement other than liability of ACAS under this Commitment Agreement (as limited by the provisions of Section 1), then (A) the obligations of ACAS under this Commitment Agreement shall terminate ab initio and be null and void, (B) if ACAS has previously made any payments under this Commitment Agreement, it shall be entitled to recover such payments, and (C) neither ACAS nor any ACAS or Parent Affiliate shall have any liability to the Company with respect to the transactions contemplated by the Merger Agreement under this Commitment Agreement or otherwise.

9. NO RECOURSE.  The Company acknowledges that, as of the date hereof, each of Parent’s and Merger Sub’s sole assets are a de minimis amount of cash, and that no additional funds are expected to be contributed to Parent unless and until the Closing occurs. Notwithstanding anything that may be expressed or implied in this Commitment Agreement or any document or instrument delivered contemporaneously herewith, (i) in no event shall the Company or any of its Subsidiaries seek any other Company Damages or any other recovery, judgment, or damages of any kind, including consequential, indirect, or punitive damages, against Parent, Merger Sub or any ACAS or Parent Affiliate (as defined below) in excess of the Cap in connection with the Merger Agreement or the transactions contemplated thereby, and (ii) by its acceptance of the benefits of this Commitment Agreement, the Company acknowledges and agrees that it has no right of recovery against, and no personal liability shall attach to, in each case, with respect to Company Damages in connection with the Merger Agreement or the transaction contemplated thereby, ACAS or the former, current or future stockholders, controlling persons, directors, officers, employees, agents, affiliates, members, managers, general or limited partners or assignees of ACAS or Parent or any former, current or future stockholder, controlling person, director, officer, employee, general or limited partner, member, manager, affiliate, agent or assignee of any of the foregoing (each an “ACAS or Parent Affiliate”), through Parent or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim by or on behalf of Parent against any ACAS or Parent Affiliate, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any statute, regulation or applicable law, or otherwise, except for its rights to recover from ACAS (but not any ACAS or Parent Affiliate) under and to the extent provided in this Commitment Agreement and subject to the Cap and the other limitations described herein.  Recourse against ACAS under this Commitment Agreement shall be the sole and exclusive remedy of the Company and all of its affiliates against ACAS and ACAS or Parent Affiliates in respect of any liabilities or obligations arising under, or in connection with, the Merger Agreement or the transactions contemplated thereby. Nothing set forth in this Commitment Agreement shall confer or give or shall be construed to confer or give to any Person other than the Company (including any Person acting in a representative capacity) any rights or remedies against any Person other than ACAS as expressly set forth herein.

10. GOVERNING LAW.  This Commitment Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, regardless of any Laws that might apply the laws of any other jurisdiction.  In any Action between any of the parties arising out of or relating to this Commitment Agreement, (i) each of the parties irrevocably and unconditionally consents and submits to the exclusive personal and subject matter jurisdiction and venue of the federal or state courts of the State of Delaware and shall not deny or contest such jurisdiction and venue (including by claiming that such court is an inconvenient forum), and (ii) each of the parties irrevocably consents to service of process by first class certified mail, return receipt requested, postage prepaid, to the address at which such party is to receive notice in accordance with Section 7.

11. WAIVER OF JURY TRIAL.  EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS COMMITMENT AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS COMMITMENT AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.  EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS COMMITMENT AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND AGREEMENTS CONTAINED IN THIS SECTION 11.

12. COUNTERPARTS.  This Commitment Agreement may be executed and delivered (including by facsimile transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same instrument.
[Signature Page Follows]

IN WITNESS WHEREOF, ACAS has caused this Commitment Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

AMERICAN CAPITAL STRATEGIES, LTD.

By:
Name:
Title:

IN WITNESS WHEREOF, the Company has caused this Commitment Agreement to be executed and delivered as of the date first written above by its officer thereunto duly authorized.

MERISEL, INC.

By:
Name:
Title: